Exhibit # 10(55)
333 S. Wabash Ave.
Chicago, IL 60604
March 28, 2011
John F. Corcoran
Senior Vice President and Chief Financial Officer
Re: Change in Control Severance and Retention Agreement
Dear John:
     The Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) believes that it is in the best interests of CNA Surety Corporation (“Surety”) and its stockholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Surety and its “Affiliates” (as defined in Section 2(c)). Surety and its Affiliates are collectively referred to in this Agreement as the “Company.” As a result, the Committee has decided to offer to you the special package of benefits described below. Please sign the extra copy of this Change in Control Severance and Retention Agreement (this “Agreement”) which is enclosed and return it to me.
     1. TERM OF AGREEMENT.
          This Agreement is effective as of March 28, 2011 and will continue in effect in accordance with its terms until the end of the Protection Period (as defined below), unless amended or otherwise terminated by mutual agreement.
     2. TERMINATION BENEFITS.
          (a) Entitlement to Termination Benefits. If your employment with Surety or any Affiliate is terminated without Cause (as defined below) or by you for Good Reason during the Protection Period, you will receive the “Termination Benefits” described in this Section 2, subject to the execution and non-revocation of a general release of claims in accordance with Section 7 of this Agreement.
          The Termination Benefits will not be payable if your employment is terminated for Cause, if you voluntarily terminate your employment without Good Reason, or if your employment is terminated by reason of your Disability or your death. In addition, the Termination Benefits will not be payable if your employment is terminated by you or the Company for any or no reason following the Protection Period. For the avoidance of doubt, upon a termination of employment for any reason, you will be entitled to any accrued but unpaid amounts, to the extent required by applicable law.

          (b) Protection Period. For purposes of this Agreement, the term “Protection Period” shall mean the period beginning with the date of this Agreement and ending on the later of (i) 18 months after a Change in Control; provided, that such Change in Control occurs within 18 months after the date of this Agreement or (ii) 18 months after the date of this Agreement; provided, however, that if the occurrence of any circumstances that you, in good faith, believe constitutes Good Reason occurs before the expiration of the period described in (i) or (ii) above and you provide the Company with a Notice of Termination within the time frame specified in Section 5(b), the Protection Period shall be extended until the earlier of (x) one day after the date your employment with Surety or an Affiliate is terminated for any reason, or (y) 60 days after the later of (I) the expiration of the 30 day cure period described in Section 5(c) or (II) the date on which the dispute involving your Notice of Termination is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19.
          (c) “Affiliate” Defined. For purposes of this Agreement, the term “Affiliate” shall mean (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Internal Revenue Code of 1986 (the “Code”) as modified by Section 415(h) of the Code) that includes Surety as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Surety as a member of the group.
          (d) Termination Severance Payment. As part of the Termination Benefits, you will receive a “Termination Severance Payment.” The “Termination Severance Payment” is equal to the aggregate of the following amounts: (i) the sum of (A) your Annual Base Salary (as defined below) and (B) the target annual cash bonus set under the Company’s bonus or incentive compensation plan for the fiscal year during which your termination of employment occurs; (ii) the product of (x) the target annual cash bonus under the Company’s bonus or incentive compensation plan for the fiscal year during which your termination of employment occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (iii) any accrued holiday or vacation pay. The Termination Severance Payment shall be made in equal monthly installments over the course of 12 months, commencing on the 60th day following the date of your Separation from Service (as defined in Section 3(c) below).
          Annual Base Salary is defined as your annual base salary at the rate in effect immediately prior to the termination of employment, or if higher, your annual base salary at the rate in effect six months prior to the termination of employment.
          (e) Welfare Benefits. In lieu of providing continued participation in the Company’s benefit plans, programs and policies, as part of the Termination Benefits, the Company shall pay you an amount equal to the product of (i) the per month premium chargeable pursuant to the Consolidated Omnibus Budget Reconciliation Act for medical and dental coverage as in effect on the date of termination, and (ii) 12, to be paid on the 60th day following the date of your Separation from Service.

          (f) Outplacement Services and Legal Fees. As part of the Termination Benefits, the Company shall pay you the sum of $40,000 on the 60th day following the date of your Separation from Service, the intent of which is for outplacement services and legal fees you incur due to your termination of employment.
          (g) Long-Term Cash Incentive Compensation. As part of the Termination Benefits, after the Compensation Committee of the Company’s Board of Directors reviews actual performance results for the entire calendar year in which your termination of employment occurs and determines your achievement of performance target levels, the Company shall pay you within 30 days of such review and determination (but in no event later than March 15th of the calendar year following the year in which your termination of employment occurs), any long-term cash incentive compensation award which otherwise would vest and become payable for the year of your termination, prorated based on the number of days elapsed during the year through the date of termination.
          (h) Transfers to Affiliates. In order to receive Termination Benefits, you must terminate employment with the “Company,” which, as noted above, refers collectively to Surety and all of its Affiliates. As a result, a transfer to an Affiliate will not be treated as a termination of employment for purposes of this Agreement. Such a transfer may, however, in certain circumstances, provide you with Good Reason to terminate employment pursuant to Section 5. For purposes of determining whether a transfer gives rise to Good Reason for your termination of employment, a transfer shall be treated the same as a reassignment within Surety. In the event that your employment is transferred to an Affiliate and you become entitled to Termination Benefits by reason of your termination without Cause by the Affiliate, or your termination for Good Reason, then the employing Affiliate shall be liable for the Termination Benefits.
          (i) Interaction With Other Severance or Retention Agreements or Arrangements. The Termination Benefits provided under this Section 2 shall be reduced by any amounts you are eligible to receive from the Company in the event of a termination of employment or separation from service under any existing agreements, plans or arrangements, including that certain special severance pay letter agreement, dated as of February 5, 2010 (the “Severance Agreement”). Additionally, if you are entitled to receive from the Company any payments or benefits pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as “WARN laws”) then the amount of Termination Benefits payable under this Agreement shall be reduced by any and all such payments made by the Company. If you are entitled to receive notice of termination from the Company pursuant to WARN laws, then the Termination Benefits payable under this Agreement shall be reduced by an amount equal to the amount of salary paid during the notice period provided by the Company. Notwithstanding anything in the foregoing to the contrary, Section 2(e) shall supersede all previous agreements or discussions regarding continuation of health and welfare benefits.

     3. COMPLIANCE WITH SECTION 409A; REQUIRED DELAY IN PAYMENTS.
          (a) Delay in Payments. Prior to making any payments pursuant to this Agreement, the Committee will determine, on the basis of any regulations, rulings or other available guidance and the advice of counsel, whether the short-term deferral exception, the separation pay exception or any other exception to the requirements of Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”) is available. If the Committee concludes that no exception is available, no payments will be made prior to your Separation from Service (as defined below). In addition, if you are a “Specified Employee” (as defined below), and the Committee concludes that no exception to the requirements of Section 409A is available, no payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) shall be made to you prior to the first business day following the date which is six months after your Separation from Service. Any amounts that would have been paid during the six months following your Separation from Service will be paid on the first business day following the expiration of the six month period, without interest thereon, or if earlier, the date of your death. The provisions of this paragraph apply to all amounts due pursuant to this Agreement, other than amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b) or other amounts or benefits that are not subject to the requirements of Section 409A.
          (b) 409A Compliance Strategy. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with or be exempt from the requirements of Section 409A, and shall be interpreted in accordance therewith. No party individually, or in combination with any other, may accelerate any deferred payment deemed non-exempt “nonqualified deferred compensation,” except in compliance with Section 409A, and no such amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. To the extent allowed under Section 409A, the Termination Benefits provided under Section 2 of this Agreement payable upon a termination of employment shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (i) two hundred percent (200%) of your annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the termination of employment occurs, or (ii) two hundred percent (200%) of the annual limitation amount under Section 401(a)(17) of the Code for the calendar year during which the termination of employment occurs. Further, to the extent allowed under Section 409A, the Termination Benefits provided under Section 2 of this Agreement made within two and one-half months (2 1/2 months) following the end of the later of the calendar year or the Company’s fiscal year in which your right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Section 409A) shall qualify under the “short-term deferral exemption” under Section 409A.
          (c) Separation from Service Defined. For purposes of this Agreement, the term “Separation from Service” means (1) the termination of your employment with the Company due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services you provide to the Company to an amount that is no more than 20% of the average level of bona fide services you provided to the Company in the immediately preceding 36 months (or the entire time period during which you provided services to the Company if you have been providing such services for less than 36 months), with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). Your employment relationship is treated as continuing while you are on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as your right to reemployment with the Company is provided either by statute or contract).

If your period of leave exceeds six months and your right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A if the Company concludes that Section 409A is applicable.
          (d) Specified Employee Defined. For purposes of this Agreement, the term “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by the Company.
          (e) Installments. Your right to receive any payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
          (f) Miscellaneous Payment Provisions. If payment is not made, in whole or in part, due to a dispute between you and the Company, the payments shall be made in accordance with Treas. Reg. §1.409A-3(g), as applicable.
          (g) Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise excepted, permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.
          (h) No Elections. You do not have any right to make any election regarding the time or form of any payment due under this Agreement.
          (i) Compliant Operation and Interpretation. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.
     4. CHANGE IN CONTROL DEFINED.
          “Change in Control” means and includes each of the following:
          (a) A transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Surety, an employee benefit plan maintained by Surety or any of its Affiliates, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Surety) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Surety possessing more than 51% of the total combined voting power of Surety’s securities outstanding immediately after such acquisition; or

          (b) A transaction or series of transactions whereby any Affiliate or any “person” or related “group” of “persons” (as such terms are used in Section 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly involving an Affiliate directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Surety possessing 90% or more of the total combined voting power of Surety’s securities outstanding immediately after such acquisition; or
          (c) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Surety to effect a transaction described in paragraphs (a) or (d) of this Section 4) whose election by the Board or nomination for election by Surety’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute one-third thereof; or
          (d) The consummation by Surety (whether directly involving Surety or indirectly involving Surety through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Surety’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
               (i) Which results in Surety’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Surety or the person that, as a result of the transaction, controls, directly or indirectly, Surety or owns, directly or indirectly, all or substantially all of Surety’s assets or otherwise succeeds to the business of Surety (Surety or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
               (ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 4(d)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Surety prior to the consummation of the transaction; or
          (e) Surety’s stockholders approve a liquidation or dissolution of Surety.
          The Committee shall (and in the event the members of the Committee as of the date of this Agreement no longer serve on the Committee, the independent directors serving on the Committee that were not nominated to serve on the Board by CNA Financial Corporation (“CNA Financial”) shall) determine whether a Change in Control of Surety has occurred under the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

     5. GOOD REASON DEFINED.
          (a) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means a termination of your employment with the Company following the occurrence of one or more of the following circumstances (without your prior express written consent):
               (i) a material diminution in your target total annual compensation (including base salary, target annual cash incentive and target value of long-term cash incentive);
               (ii) a material diminution of your authority, duties or responsibilities, however, a reduction in your duties and/or responsibilities following a Change in Control by virtue of the fact that the Company has become part of a larger organization shall not by itself constitute grounds for “Good Reason” as long as you retain substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the business of the Company following the Change in Control; provided, however, that if after the ninetieth (90th) day following a Change in Control you do not have the authority, duties and responsibilities of a Chief Financial Officer of a public company then you will have grounds for a “Good Reason” termination;
               (iii) a material change in the geographic location of your principal office (defined as more than 50 miles from your principal place of employment immediately preceding such changes); or
               (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.
          (b) Notice of Termination. If you elect to terminate your employment for Good Reason, you must provide the Company with a Notice of Termination (in compliance with Section 10) which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv) above within 90 days of the initial existence of the condition; further, such Notice of Termination shall set forth the proposed date of termination of employment and, except as provided in Section 10(e), your date of termination may not be later than the earlier of (i) 24 months from the initial existence of the condition or (ii) the expiration of the Protection Period.
          (c) Opportunity to Cure. Notwithstanding anything to the contrary, the existence of one of the circumstances described in paragraphs (i) through (iv) above will not constitute Good Reason if, within 30 days after you give the Company Notice of Termination which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv), the Company has fully corrected such condition.

     6. CAUSE DEFINED.
          For purposes of this Agreement, “Cause” shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) a substantial breach of any material provision of this Agreement; (iii) willful or reckless material misconduct in the performance of your duties; or (iv) the habitual neglect of duties; provided, however, that, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by you in good faith to have been in or not opposed to the interest of the Company or its stockholders other than CNA Financial (without any intent by you to gain, directly or indirectly, a profit to which you were not legally entitled). If you agree to resign from your employment with the Company in lieu of being terminated for Cause, you may be deemed to have been terminated for Cause for purposes of this Agreement.
     7. RELEASE AGREEMENT.
          In order to receive any Termination Benefits, other than accrued but unpaid amounts that you are entitled to pursuant to applicable law, you must execute a release of any known or unknown claims that you may have against the Company within 45 days following your termination of employment. The release shall be in substantially the form attached hereto in Exhibit I; provided, however, that the Company reserves the right to modify the form of such release at any time, without your consent, to ensure that such release complies with any changes to applicable statutory, regulatory or judicial requirements. If you are not yet 40 years old on the date on which the Release Agreement must be signed, you will be given 21 days to consider whether to sign the Release Agreement. If you are 40 or over, in accordance with federal law, you will be given 21 or 45 days, depending on the circumstances, to consider whether to sign the Release Agreement. In any event, you may revoke the Release Agreement during the seven day period following your delivery of a signed Release Agreement. These rules will be described in greater detail at the appropriate time. If you fail to sign the Release Agreement within the prescribed time period, or if you revoke the Release Agreement, you will not be entitled to receive any Termination Benefits. An executable version of the Release Agreement to which this Section 7 refers will be provided to you on your termination date and in no event later than ten days following your termination date.
     8. COVENANTS.
          (a) Confidential Information. You agree that while you are employed by Surety, and at all times thereafter, you shall not reveal or utilize “confidential information” (as that term is defined below) and learned during the course of or as a result of your employment which relates to: (a) Surety and/or any other business or entity in which Surety during the course of your employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; and (b) Surety’s customers, employees, agents, brokers and vendors. You acknowledge that all such confidential information is commercially valuable and is the property of Surety. Upon the termination of your employment, you shall return all confidential information and any copies thereof to Surety, whether it exists in written, electronic, computerized or other form. After termination of your employment with Surety, you shall not, without the prior written consent of Surety or as may otherwise be required by law or legal process, communicate or divulge any such confidential information to anyone other than Surety and those designated by it.

          For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business operations, performance and other information of the Company. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.
          (b) Non-Disparagement. While employed by Surety and after termination of your employment with Surety, you agree to refrain from any disparagement, criticism, defamation, slander of Surety and its employees, directors or principal stockholders or tortious interference with the contracts and relationships of Surety. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize, defame or slander you, either publicly or privately. Nothing in this Section 8(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
          (c) Covenant Not to Compete. If you terminate employment with Surety or if your employment is terminated by Surety and then you compete with Surety, Surety may suffer irreparable harm and damage. Accordingly, you hereby agree that to protect the legitimate business interests of Surety, while you are employed by Surety, and for a period of 12 months following the date of your termination of employment with Surety, you will not, directly or indirectly, without the prior written approval of the Surety’s Board, be directly or indirectly employed as an owner, partner, employee, consultant or in any other capacity by, and you will not become a stockholder in, the surety business in the United States and Canada (a “Competitor”); provided, however, that such prohibited activity shall not include (i) the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation or (ii) the provision of services to a business the gross written premiums of which arising from the surety business during the immediately preceding calendar year was less than 20% of such business’ total gross written premiums; and provided further that such prohibited activity shall be expanded to include a surety business outside the United States and Canada should, during the term of this Agreement, Surety do “substantial” business outside the United States and Canada. Upon your written request, the Board will determine in its sole discretion whether a business or other entity constitutes a “Competitor” or whether Surety is doing “substantial” business outside the United States and Canada; provided that the Board may require you to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Board may determine. If any restriction set forth in this Section 8(c) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Notwithstanding anything contained in this Agreement to the contrary, the restriction set forth in this Section 8(c) shall terminate on the later of (i) the expiration of the Protection Period or (ii) the expiration of the 12 month period following the date of your termination of employment with Surety during the Protection Period.

          (d) Non-Solicitation Covenants. You agree that while you are employed by Surety, and for a period of 12 months following your termination of employment with Surety, you will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of Surety or any successor or purchaser of any portion thereof, nor will you assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee Surety or any subsidiary of Surety or any successor or purchaser of any portion thereof.
          (e) Non-Interference. You agree that while you are employed by Surety, and for a period of 12 months following your termination of employment with Surety, you will not disturb or attempt to disturb or cause anyone else to disturb any business relationship or agreement between either Surety or any successor or purchaser of any portion thereof, and any other person or entity.
          (f) Effect of Covenants. You acknowledge that: (a) as a senior executive of Surety, you have and will have access to confidential information concerning the entire range of businesses in which Surety is and will be engaged; (b) that Surety’s businesses are conducted throughout the United States and Canada; and (c) that Surety’s confidential information, if disclosed or utilized without its authorization would irreparably harm Surety in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (iv) other ways arising out of the conduct of the businesses in which Surety is engaged.
          To protect such information and such existing and prospective relationships, and for other significant business reasons, you agree that it is reasonable and necessary that: (a) the scope of this Agreement be United States and Canada; (b) its breadth include the entire surety industry, except as otherwise provided in this Section 8; and (c) the duration of the restrictions upon you be as indicated therein.
          You acknowledge that Surety’s customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to Surety. You agree that neither any of the provisions in this Agreement nor Surety’s enforcement of it alters or will alter your ability to earn a livelihood for yourself and your family and further that both are reasonably necessary to protect Surety’s legitimate business and property interests and relationships, especially those which you were responsible for developing or maintaining.
          (g) Reformation of Covenants. The parties agree that the scope of any provision of this Section may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any court of competent jurisdiction determines that any portion of this Section is invalid or unenforceable, the remainder of this Section will not thereby be affected and will be given full effect, without regard to invalid portions.

          (h) Breach of Covenants. If you breach the covenants contained in Section 8(a), (b) or (d), you agree that in addition to (and without limiting) any other remedy or right Surety may have Surety will have the right to an injunction against you issued by a court of competent jurisdiction enjoining such breach without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. If you breach any of the covenants contained in this Section 8, then you will forfeit any and all rights to any the Termination Benefits under Section 2 not yet paid or payable, to compensate Surety for injury by reason of such breach and Surety shall be relieved of any obligation to pay any such unpaid Termination Benefits. For avoidance of doubt, forfeiture of any Termination Benefits under Section 2, which are not yet paid or payable, shall be the sole remedy available for breach of the covenant contained in Section 8(c). You consent to the filing of any such suit against you in the state or federal courts located in Cook County, Illinois. You further agree that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois irrespective of rules regarding choice of law or conflicts of laws. You and Surety agree that the foregoing remedies are reasonable and necessary for the protection of Surety’s goodwill and recognize that in the event of a breach of the foregoing restrictions, it will be impossible to ascertain or estimate the entire or exact cost, damage or injury that Surety may sustain by reason of such breach.
          (i) Survival of Provisions. The provisions of this Section 8 shall survive the termination or expiration of the Protection Period or your employment with Surety and shall be fully enforceable thereafter.
     9. PARACHUTE PAYMENTS.
          (a) Generally. Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by you (the “Payments”), constitute “parachute payments” (within the meaning of Section 280G of the Code), and, but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to you either (i) in full or (ii) as to such lesser amount as which would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Surety shall reduce or eliminate the Payments in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.
          (b) Determination. Unless Surety and you otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at Surety’s expense, by an accounting firm that Surety selects (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Surety and you within 20 days of the date of termination) if applicable, or such other time as requested by Surety or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Within 10 days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Surety and you.

          (c) Effect of Repeal or Inapplicability. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section shall not apply.
     10. TERMINATION NOTICE AND PROCEDURE.
          Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:
          (a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.
          (b) Any Notice of Termination by the Company shall be in writing signed by the President of the Company or a member of the Board who is not a Company employee, specifying in detail the basis for such termination.
          (c) If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Cause did exist, the date of your termination shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19 or (ii) the date of your death. If it is thereafter determined that Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no termination arising out of such notice.
          (d) If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Company; provided, however, that if you do not accept the opinion of the licensed physician selected by the Company, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if the Company does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by the Company and you, respectively. If it is thereafter determined that a Disability did exist, the date of your termination shall be the earlier of (i) the date on which the dispute is resolved or (ii) the date of your death. If it is thereafter determined that a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no termination date arising out of such notice. For purposes of this Agreement, “Disability” shall mean your inability to perform your customary duties for the Company due to a physical or mental condition that is considered to be of long-lasting or indefinite duration.

          (e) If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15-day period following the Company’s receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Good Reason did exist, the date of your termination shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19, (ii) the date of your death, or (iii) the date of your termination by reason of Disability, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination. If it is thereafter determined that Good Reason did not exist, you may continue your employment after such determination as if you had not delivered the Notice of Termination asserting Good Reason.
          (f) If you submit a Notice of Termination for Good Reason, the Company successfully contests the grounds you set forth in such Notice of Termination and you voluntarily terminated your employment prior to the resolution of the dispute for any reason other than Disability or death, you will be deemed to have voluntarily terminated your employment other than for Good Reason. If you elect to continue your employment pending resolution of the dispute regarding your Notice of Termination and the Company terminates your employment for any reason other than by reason of Disability or Cause pending resolution of such dispute, the Company will be deemed to have terminated your employment other than by reason of Disability or Cause.
          (g) If the Company submits a Notice of Termination for Cause, and you successfully contest the grounds set forth in such Notice of Termination, the Company will be deemed to have terminated you other than by reason of Disability or Cause if you do not elect to continue employment pending resolution of the dispute regarding your Notice of Termination.
     11. NO MITIGATION.
          The Termination Benefits and the other payments or benefits provided pursuant to this Agreement will be payable without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.
     12. SUCCESSORS.
          Surety will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Surety to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Surety would be required to perform it if no such succession had taken place. Failure of Surety to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to the compensation described in this Agreement to which you would be entitled hereunder as if you terminate your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your termination date. As used in this Agreement, “Surety” shall have the meaning as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     13. BINDING AGREEMENT; ASSIGNMENT.
          This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate. Except as provided in the preceding sentence, no rights of any kind under this Agreement shall, without the written consent of Surety, be transferable or assignable by you, your spouse, or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.
     14. NOTICE.
          For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Surety shall be directed to the attention of the President of Surety or a member of the Board who is not an employee with a copy to the Secretary of Surety, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     15. NON-EXCLUSIVITY OF RIGHTS.
          Subject to Section 2(i) of this Agreement, amounts which are vested benefits or which you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Surety or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     16. MISCELLANEOUS.
          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of Surety or a member of the Board who is not an employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Surety that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

     17. VALIDITY.
          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. COUNTERPARTS.
          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     19. ALTERNATIVE DISPUTE RESOLUTION.
          (a) Mediation. Unless otherwise provided herein (such as in Sections 9 and 10(d)), any and all disputes arising under or pertaining to this Agreement (“Disputes”) shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator mutually agreed upon by the parties. Notwithstanding the foregoing, both you and the Company may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 19. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Surety, or at your last known residence address, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The parties shall agree on a mediator within 10 days of receipt of the demand. The mediation hearing will occur at a time and place convenient to the parties in Chicago, Illinois, within 30 days of the date of selection or appointment of the mediator.
          (b) Arbitration. In the event the parties are unable to agree upon a mediator, or are otherwise unable to resolve any Disputes through mediation, then the parties shall submit any Disputes to binding arbitration before a single independent arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The mediator shall not serve as arbitrator. The arbitration hearing shall occur at a time and place convenient to the parties in Chicago, Illinois, within 30 days of selection or appointment of the arbitrator. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.
          (c) Damages. In case of breach of this Agreement, damages shall be limited to contract damages. The arbitrator may award attorneys’ fees to the prevailing party and assess costs against the non-prevailing party, only in accordance with Section 20 of this Agreement. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

     20. EXPENSES AND INTEREST.
          If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Citibank from time to time as its prime rate from the date that payments to you should have been made under this Agreement. Any reimbursement of fees, costs and disbursements to which you are entitled pursuant to this Section 20 shall be paid by the Company, if at all, on or before December 31 of the calendar year following the year in which you incurred the fees, costs and disbursements for which you are entitled to reimbursement. The fees, costs and disbursements reimbursed in one calendar year will not affect the fees, costs and disbursements eligible for reimbursement by Surety in a different calendar year. The right to reimbursement under this Section 20 is not subject to liquidation or exchange for any other benefit. It is expressly provided that Surety shall in no event recover from you any attorneys’ fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving Surety and you.
     21. PAYMENT OBLIGATIONS ABSOLUTE.
          Surety’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that Surety may apply amounts payable under this Agreement to any undisputed debts owed to Surety by you on your termination of employment. Prior to Surety applying any amounts payable under this Agreement to any debts owed, Surety shall furnish notice to you specifying the debts owed to Surety and you shall have 15 days following your receipt of such notice, to notify Surety that a dispute exists concerning such debt. If Surety has paid you more than the amount to which you are entitled under this Agreement, Surety shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.
     22. ENTIRE AGREEMENT.
          This Agreement sets forth the entire agreement between you and Surety concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of Surety concerning the subject matter of this Agreement, other than the Severance Agreement. Any prior agreements or understandings with respect to the subject matter set forth in the aforementioned agreements are hereby terminated and canceled, other than as explicitly excepted under this Section.
     23. STATUTORY REFERENCES.
          All references to sections of the Securities Exchange Act of 1934 or the Code shall be deemed also to refer to any successor provisions to such sections. All references to sections of the final regulations issued pursuant to Section 409A shall be deemed also to refer to any successor provisions of such regulations or rulings or other guidance that clarify such regulations.

     24. DEFINITIONS.
          A number of terms have been defined throughout this Agreement. These defined terms are identified by the capitalization of the first letter of each word or the first letter of each substantive word of a phrase. Whenever these terms are capitalized they shall be given the defined meaning.
     25. PARTIES.
          This Agreement is an agreement between you and Surety. In certain cases, though, obligations imposed upon Surety may be satisfied by an Affiliate. Any payment made or action taken by an Affiliate shall be considered to be a payment made or action taken by Surety for purposes of determining whether Surety has satisfied its obligations under this Agreement.
     26. NO RIGHTS IN ANY PROPERTY OF COMPANY.
          The undertakings of Surety constitute merely the unsecured promise of Surety to make payments as provided for herein. No property of Surety shall, by reason of this Agreement, be held in trust for you, your spouse or any other person, and neither you nor your spouse or any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in any property of Surety.
     27. NOT AN EMPLOYMENT AGREEMENT.
          Nothing in this Agreement shall be construed as an offer or commitment by Surety or any Affiliate to continue your employment for any period of time.
     28. FACILITY OF PAYMENT.
          If Surety shall find that any person to whom any amount is payable hereunder is unable to care for your affairs, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to any person deemed by Surety to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as Surety may determine.
     29. GOVERNING LAW.
          This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois. Venue for any cause of action arising under this Agreement shall be in Chicago, Illinois, USA.
     30. AMENDMENTS.
          This Agreement may be amended at any time by a written agreement executed by Surety and you. No amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void ab initio.

          If you would like to accept the terms of this Change in Control Severance and Retention Agreement, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

Name: John Welch
Title: President and Chief Executive Officer

ACCEPTANCE
     I hereby accept this Change in Control Severance and Retention Agreement and I agree to be bound by all of the provisions noted above.

John F. Corcoran
Date:

EXHIBIT I
[The language in this Release may change based on legal developments and evolving best practices;
this form is provided as an example of what will be included in the final Release document.]
RELEASE OF CLAIMS
     This Release of Claims (the “Release”) is given as required under the terms of the Change in Control Severance and Retention Agreement between CNA Surety Corporation (the “Company”) and [NAME] (the “Executive”) dated March __, 2011 (the “Agreement”).
          1. General Release of the Company. Executive understands that by agreeing to this release he is agreeing not to sue, or otherwise file any claim against, the Company or any of its members, employees or agents for any reason whatsoever based on anything that has occurred as of the date this agreement is executed.
          a) Except as expressly provided in paragraph (b), on behalf of Executive and his heirs and assigns, he hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its members, employees, and agents, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which he may now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment or remuneration by, or his separation from employment with, the Releasees, including any Claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”), Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Illinois Human Rights Act, the Illinois Wage Payment Act, and the Chicago Human Rights Ordinance; Claims arising under any other local, state or federal statutory or common law governing employment, contract or tort claims; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
          b) Notwithstanding the generality of the foregoing, Executive does not release the following:
     i) His rights under the Agreement;
     ii) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
     iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

     iv) Claims to any vested benefits as the date of your employment termination pursuant to the written terms of any Company employee benefit plan;
     v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the Illinois Department of Labor claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;
     vi) Any other Claims that cannot be released as a matter of law; and
     vii) Claims for indemnity as an officer of the Company under any policy of insurance carried by the Company, the Company’s Articles of Incorporation or By-Laws or under applicable state law.
          2. Timing and Effective Date. Executive acknowledges that he has been given at least [twenty-one (21) or forty-five (45)]1 days to consider this Release and has been advised to consult with an attorney. [Executive acknoweldege that he has been given a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar release.]2 Executive may sign this Release prior to the end of the [twenty-one (21) or forty-five (45)]3 day consideration period, however, if he does, he acknowledges that his execution of the agreement was voluntary. Executive also acknowledges and understands that he may revoke this Release within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Company. If he revokes this agreement, he shall not receive the Severance Benefits under the terms of the Letter Agreement. This Release will be effective on the eighth day after Executive signs it, provided that Executive does not revoke the Release.
     WITNESS WHEREOF the undersigned has executed this Agreement on the date written below.

EXECUTIVE

NAME

Date:

[1]	45 days will apply if part of a group termination under the ADEA

[2]	Applies only if part of a group termination under the ADEA

[3]	45 days will apply if part of a group termination under the ADEA